Exhibit 10.1

RELEASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made by and between Jeffrey M. Armstrong (“Employee”) and Perceptron, Inc. (the “Company”).

RECITALS

A. Employee has terminated employment with the Company, effective January 26, 2016 (the “Separation Date”).

B. Employee has been given the opportunity to review this Agreement, to consult with legal counsel, and to ascertain his rights and remedies.

C. Employee and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Employee’s employment at and separation from Company.

In consideration of the foregoing and of the promises and mutual covenants contained herein, it is hereby agreed between Employee and Company as follows:

AGREEMENT

1. In exchange for the good and valuable consideration set forth in that certain Agreement, made as of October 24, 2013, between the Company and Employee (the “Severance Agreement”), the parties agree as provided below.

2. The Employee is entitled only to the following payments/benefits under the Severance Agreement and that such entitlement is conditioned on the Employee’s execution and proper submission of this Agreement to the Company:

(a)	continuation of payment of the Employee’s annual base salary of $367,500 for 12 months following the Employee’s termination of employment (the “Severance Period”), payable in accordance with the Company’s regular payroll payment practices, less applicable withholdings, in accordance with the timing restrictions set forth below;

(b)	a prorated portion of any bonus that the Employee would have earned for fiscal 2016, to be paid when fiscal year bonuses are paid to other employees, as provided in Section 3(b)(ii) of the Severance Agreement;

(c)	Company will reimburse Employee the premiums associated with COBRA benefits continuation coverage relating to dental and vision for twelve (12) months following Employee’s termination of employment, as provided in Section 3(b)(iii) of the Severance Agreement. Employee understands that in order to be eligible to receive this reimbursement, he must apply for and utilize COBRA benefits continuation and present proof of payment to Company, which will then issue reimbursement to him in the ordinary course of business. Employee further understands that he is solely responsible for making timely payments of his COBRA insurance premiums.

(d)	continuation of payment of premiums for the Employee’s current executive life insurance policy to continue coverage for the Severance Period or, if earlier, the death of the Employee, to the extent permitted by the terms of such policy, as provided in Section 3(b)(iii) of the Severance Agreement;

(e)	continuation of payment of premiums for the Employee’s current supplemental executive disability policy to continue coverage for the Severance Period or, if earlier, the death of the Employee, to the extent the continuance of such policy is permitted by the terms of such policy, as provided in Section 3(b)(iii) of the Severance Agreement;

(f)	continuation of payment of the Employee’s car benefit allowance of $850 per calendar month for the Severance Period, or, if earlier, the death of the Employee, as provided in Section 3(b)(iv) of the Severance Agreement;

(g)	reimbursement of any accrued but unpaid expenses incurred by the Employee prior to Separation Date incurred in accordance with the Company’s expense reimbursement policy, as provided in Section 3(d) of the Severance Agreement; and

(h)	if the Company incurs a Change in Control (as defined in the Severance Agreement) within six months after the Separation Date, the Employee shall receive the additional severance payments/benefits provided under Section 4 of the Severance Agreement, as adjusted in accordance with Section 4(e) for any payments/benefits previously paid hereunder.

3. Employee understands that unless specified otherwise, the payments/benefits provided hereunder will begin in accordance with the Company’s regular payroll practices as soon as reasonably practicable after this Agreement has been executed, properly submitted to the Company, and the Revocation Period (as defined in Section 10, below) has expired. Provided, however, that benefits/payments that are not exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) shall commence within 90 days following the Employee’s Separation Date, but only if this Agreement has been executed, properly submitted to the Company and the Revocation Period has expired; and provided further, that if the 90-day period spans two calendar years, the applicable payments/benefits shall commence in the second calendar year. Notwithstanding the foregoing, if Employee is a “Specified Employee” as defined under Code Section 409A on the Separation Date, payments/benefits not exempt from Code Section 409A shall commence in accordance with Section 3(c) of the Severance Agreement.

4. Employee hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys’ fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under the Age Discrimination in Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, and any other claims, which Employee has claimed or may claim or could claim in any local, state or federal or other forum, against Company, its directors, officers, employees, agents, attorneys, successors and assigns as a result of or relating to Employee’s employment at and separation from Company and as an officer of Company as a result of any acts or omissions by Company or any of its directors, officers, employees, agents, attorneys, successors or assigns (“Covered Acts or Omissions”) which occurred prior to the date of this Agreement; excluding only those for indemnification under the Company’s articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of the Company and those arising under the Severance Agreement.

5. Employee agrees to immediately return to Company all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Company (“Company Information and Property”), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing Company Information and Property, in Employee’s possession, and Employee shall not retain copies of any such Company Information and Property. Employee further agrees that from and after the date hereof he will not remove from Company’s offices any Company Information and Property, nor retain possession or copies of any Company Information and Property.

6. Employee agrees that he shall never make any statement that negatively affects the goodwill or good reputation of the Company, or any officer or director of Company, except as required by law or to enforce his rights, and except that such statements may be made to members of the Board of Directors of the Company.

7. Employee covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Company or any officer, director, employee or agent of Company (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement or involving or based upon the Covered Acts and Omissions.

8. Employee further agrees that he has read this Agreement carefully and understands all of its terms.

9. Employee understands and agrees that he was advised to consult with an attorney and did so prior to executing this Agreement.

10. Employee understands and agrees that he has been given twenty-one (21) days within which to consider this Agreement.

11. Employee understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement (the “Revocation Period”) and any payments or agreements conditioned upon his signing this Agreement shall not be paid until the Revocation Period expires and such payments shall not be required to be paid and such agreements shall be deemed revoked if this Agreement is revoked. This Agreement is not effective until this revocation period has expired. Employee understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to Margee Kaczmarek, Vice President Human Resources, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170 or (b) hand delivered within seven (7) days of execution of this Agreement to Margee Kaczmarek, Vice President Human Resources, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170. Employee understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

12. In agreeing to sign this Agreement and separate from Company, Employee is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Company and agrees that in doing so he has not relied on any oral statements or explanations made by Company or its representatives.

13. Both parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties’ attorneys or accountants.

14. This Agreement shall not be construed as an admission of wrongdoing by Company.

15. This Agreement contains the entire agreement between Employee and Company regarding the matters set forth herein. Any modification of this Agreement must be made in writing and signed by Employee and each of the entities constituting the Company.

16. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

17. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

18. If there is a breach or threatened breach of the provisions of this Agreement, Company may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.

The parties hereto have entered into this Agreement as of this 26th day of January, 2016.

PERCEPTRON, INC.

By:	/s/ W. Richard Marz

Name: W. Richard Marz

Title: CEO

EMPLOYEE

/s/ Jeffrey M. Armstrong
Jeffrey M. Armstrong

5